Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1, of our report dated July 24, 2020, relating to the balance sheet of FS Development Corp. as of June 30, 2020, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from June 25, 2020 (inception) through June 30, 2020, appearing in Amendment No. 1 to the Registration Statement on Form S-1, File No. 333-240098 and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
August 11, 2020